FOR IMMEDIATE RELEASE

Contact:
Thomas R. Butkus
Chairman, President, and Chief Executive Officer
(708) 687-7400

AJS Bancorp, Inc. Announces Third Quarter and Year to Date 2014 Earnings

MIDLOTHIAN, IL – October 27, 2014 – AJS Bancorp, Inc. (the “Company”) (OTCBB: AJSB), the holding company for A.J. Smith Federal Savings Bank (the “Bank”), announced third quarter 2014 net income of $329,000, or $0.14 per share, compared to net income of $175,000, or $0.08 per share for third quarter 2013. Net income for the nine months ended September 30, 2014 was $2.0 million, or $0.90 per share, compared to $680,000, or $0.29 per share for the nine months ended September 30, 2013.

For the three months ended September 30, 2014:

Net income for the three months ended September 30, 2014 increased $154,000, or 88.0%, to $329,000, compared to net income of $175,000 for the three months ended September 30, 2013. The increase reflected an increase in non-interest income of $721,000, partially offset by a decrease in net interest income of $122,000, an increase in the provision for loan losses of $207,000, and an increase in the provision for income taxes of $192,000.

Net interest income decreased $122,000 to $1.1 million for the three months ended September 30, 2014, from the comparable quarter in 2013. The prolonged period of low interest rates and highly competitive loan environment continued to put downward pressure on the net interest margin. The net interest margin declined 29 basis points to 2.18% for the third quarter 2014 compared to 2.47% for the third quarter 2013. The decline was primarily a result of the decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available for-sale to low-yielding cash and cash equivalents. The average rate earned on interest-earning assets declined 34 basis points to 2.69%, while the average rate paid on interest-bearing liabilities increased one basis point to 65 basis points for the third quarter of 2014 compared to the third quarter of 2013.

For the three months ended September 30, 2014, the Company recorded a provision for loan losses of $207,000, as compared to no provision for loan losses for the same period in 2013. At September 30, 2014 non-performing loans as a percent of total loans decreased to 2.45% from 2.72% at December 31, 2013. The decrease was a result of the decrease in non-performing loans of $452,000 from December 31, 2013 to September 30, 2014.

Non-interest income increased $721,000 to $957,000 for the three months ended September 30, 2014, from $236,000 for the three months ended September 30, 2013. The increase was due to an other real estate owned sale during the third quarter of 2014 which resulted in a pre-tax gain of $740,000.

Non-interest expense increased $46,000 to $1.3 million for the third quarter 2014. The increase was primarily a result of an increase in compensation and employee benefits expense of $63,000, an increase in professional and regulatory expense of $37,000, and an increase in other expense items of $41,000, which was partially offset by a decrease of $20,000 in federal deposit insurance expense and a decrease of $48,000 in other real estate owned loss expense.

The provision for income taxes increased to $192,000 for the three months ended September 30, 2014, from no provision for income taxes for the three months ended September 30, 2013. The effective tax rate for the three months ended September 30, 2014 was 36.9%.

For the nine months ended September 30, 2014:

Net income for the nine months ended September 30, 2014 increased $1.4 million, or 199.4%, to $2.0 million compared to net income of $680,000 for the nine months ended September 30, 2013. The increase reflected an income tax benefit recognized of $1.7 million during the second quarter of 2014 and an increase in non-interest income of $690,000, partially offset by a decrease in net interest income of $176,000, an increase in the provision for loan losses of $687,000, and an increase in non-interest expense of $170,000.

Net interest income decreased $176,000 to $3.5 million for the nine months ended September 30, 2014, from the comparable period in 2013. The prolonged period of low interest rates and highly competitive loan environment continued to put downward pressure on the net interest margin. The net interest margin declined 15 basis points to 2.30% for the nine months ended September 30, 2014 compared to 2.45% for the nine months ended September 30, 2013. The decline was primarily a result of a decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available for-sale to low-yielding cash and cash equivalents. This decrease was partially offset by a decrease in the average cost of interest-bearing deposits resulting from continued change in the mix of deposits to core deposits (deposits excluding certificates of deposit) and the continued re-pricing of certificates of deposit to lower current market interest rates upon maturity. The average rate earned on interest-earning assets declined 23 basis points to 2.80%, while the average rate paid on interest-bearing liabilities declined five basis points to 63 basis points for the nine months ended September 30, 2014 compared to the same period in 2013.

For the nine months ended September 30, 2014, the Company recorded a provision for loan losses of $687,000, as compared to no provision for loan losses for the same period in 2013. At September 30, 2014 non-performing loans as a percent of total loans decreased to 2.45% from 2.72% at December 31, 2013. The decrease was a result of the decrease in non-performing loans of $452,000 from December 31, 2013 to September 30, 2014.

Non-interest income increased $690,000 to $1.3 million for the nine months ended September 30, 2014, from $655,000 for the nine months ended September 30, 2013. The increase was primarily due to an other real estate owned sale during the third quarter of 2014 which resulted in a pre-tax gain of $740,000.

Non-interest expense increased $170,000 to $3.8 million compared to the same period in 2013. The increase was a result of an increase in professional and regulatory expense of $159,000, an increase in federal deposit insurance of $43,000, and an increase in other expense items of $78,000, which was partially offset by a decrease of $35,000 in occupancy expense and a decrease of $50,000 in other real estate owned loss expense.

The income tax benefit for the nine months ended September 30, 2014 was $1.7 million compared to no income tax expense or benefit for the nine months ended September 30, 2013. The Company recognized an income tax benefit of $1.7 million from the reversal of the deferred tax asset valuation allowance in the second quarter of 2014. For the nine months ended September 30, 2014, the Company recorded income tax expense of $2,000.

Financial Condition Changes at September 30, 2014 from December 31, 2013:

At September 30, 2014, total assets were $216.3 million, a decrease of $4.6 million, compared with $220.9 million at December 31, 2013. The decrease was primarily due to a decrease in securities available-for-sale of $6.2 million, a decrease in net loans of $5.3 million, and a decrease in other real estate owned of $1.2 million, partially offset by an increase in cash and cash equivalents of $6.2 million and an increase in other assets of $1.8 million.

Total liabilities were $181.5 million at September 30, 2014, a decrease of $5.1 million, from December 31, 2013. The decrease in total liabilities was a result of a $1.5 million decrease in total deposits to $163.0 million at September 30, 2014 and a $3.0 million decrease in Federal Home Loan Bank advances to $14.0 million at September 30, 2014.

Stockholders’ equity at September 30, 2014 was $34.9 million, an increase of $468,000, from December 31, 2013. The increase primarily resulted from net income of $2.0 million and a decrease in the unrealized loss on securities classified as available-for-sale of $203,000, partially offset by repurchased shares of 50,867 at an average price of $13.39 per share from the first stock repurchase program for a total cost of $681,000 and dividend payments on common stock of $925,000. Book value per share was $15.03 at September 30, 2014 as compared to $14.86 at December 31, 2013.

Second Stock Repurchase Program
The Company announced on October 21, 2014 its Board of Directors had adopted a second stock repurchase program.  Under the repurchase program, the Company may repurchase up to 115,000 shares of its common stock, or approximately 5.0% of its outstanding shares (assuming the completion of the Company’s first stock repurchase program of 56,267 shares).

Cash Dividend Payment to Occur in November
The Company announced on October 21, 2014 the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of November 4, 2014 and is expected to be paid on November 25, 2014.

About AJS Bancorp, Inc.
AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total assets of $216.3 million and total deposits of $163.0 million as of September 30, 2014. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Condition Data
	September 30,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$216,309	$220,926
Cash and cash equivalents	28,477	22,281
Securities available for sale	57,577	63,804
Loans, net	113,828	119,146
Bank owned life insurance	5,658	5,511
Total liabilities (1)	181,457	186,542
Deposits	163,009	164,519
Federal Home Loan Bank advances	14,000	17,000
Stockholders’ equity	34,852	34,384
______________________
(1)	Total liabilities for September 30, 2014 and December 31, 2013 includes Employee Stock Ownership repurchase obligation of $865 and 646, respectively.

Statements of Income
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013		2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$1,369	$1,508	1	$4,269	$4,548
Interest expense	260	277		763	866
Net interest income	1,109	1,231		3,506	3,682
Provision for loan losses	207	-		687	-
Net interest income after provision for loan losses	902	1,231		2,819	3,682
Total non-interest income	957	236		1,345	655
Total non-interest expense	1,338	1,292		3,827	3,657
Income before income taxes	521	175		337	680
Income tax expense (benefit)	192	-		(1,699)	-
Net income	$329	$175		$2,036	$680
Basic earnings per share (2)	$0.14	$0.08		$0.90	$0.29
_________________________
(2)	Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

AJS Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Nine Months
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)

Return on average assets	0.60%	0.32%	1.24%	0.42%
Return on average equity	3.70%	3.12%	7.79%	3.99%
Average interest-earning assets to average interest-bearing liabilities	126.96%	118.84%	126.96%	117.53%
Interest rate spread	2.04%	2.37%	2.17%	2.35%
Net interest margin	2.18%	2.47%	2.30%	2.45%

	September 30,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.95%	2.67%
Non-performing loans as a percent of total loans	2.45%	2.72%
Allowance for loan losses as a percent of non-performing loans	42.78%	42.77%
Allowance for loan losses as a percent of total loans	1.05%	1.16%